Exhibit 10.3

DDGS MARKETING CONTRACT TERMINATION

THIS DDGS MARKETING CONTRACT TERMINATION (the “DDGS Marketing Contract Termination”) is made and entered into this 4th day of November, 2005 by and between Broin Enterprises, Inc., a South Dakota corporation, doing business as Dakota Commodities (“Dakota Commodities”), and Dakota Ethanol, L.L.C., a South Dakota limited liability company (“Dakota Ethanol”).

RECITALS:

WHEREAS, Dakota Commodities and Dakota Ethanol are parties to a certain DDGS Marketing Contract, dated as of June 7, 2001 (the “DDGS Marketing Contract”), relating to Dakota Commodities’ marketing of dry distiller’s grain with solubles, modified wet distiller’s grain, wet distiller’s grain and solubles (syrup) (hereinafter collectively referred to as “DDGS”) produced by Dakota Ethanol at its facility located in Lake County, South Dakota, (the “Plant”);

WHEREAS, pursuant to the DDGS Marketing Contract, Dakota Commodities agreed to market all DDGS produced at the Plant, and Dakota Ethanol agreed to pay Dakota Commodities a Marketing Fee in the amount of three percent (3%) of gross monthly DDGS sales, with a minimum annual marketing fee of Two Hundred Thousand Dollars ($200,000.00) per year;

WHEREAS, Dakota Commodities’ duties under the DDGS Marketing Contract commenced upon the start of production of ethanol at the Plant and under the terms of the DDGS Marketing Contract expires on September 1, 2006, a date five (5) years from the start of production of DDGS; and

WHEREAS, each of the parties desires to terminate the DDGS Marketing Contract under the terms and conditions stated herein.

NOW THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.             Termination of DDGS Marketing Contract.  Effective as of the close of business on November 30, 2005 (the “Termination Date”), the DDGS Marketing Contract shall be terminated in accordance with the provisions of this DDGS Marketing Contract Termination.

A.           Notwithstanding the foregoing, Dakota Ethanol shall be permitted to continue to access AgMotion through December 5, 2005 in order to obtain shipment and related information with respect to DDGS products shipped prior to the Termination Date.  On December 6, 2005, Dakota Commodities shall disable Dakota Ethanol’s access to AgMotion.

B.            From and after the Termination Date, Dakota Ethanol shall assume all responsibilities arising from the services previously undertaken by DDGS under the

DDGS Marketing Contract and under the outstanding contracts listed on Exhibit A attached hereto and incorporated herein by this reference.  Without limiting the foregoing, Dakota Ethanol shall be responsible for completing any outstanding futures, options, hedges or other contracts outstanding as of the Termination Date as set forth on Exhibit A hereto, which Dakota Commodities represents and warrants is a complete list of all such contracts; provided that Dakota Commodities shall not enter into any futures, options, hedges or other contracts on behalf of Dakota Ethanol after the date hereof without the express written consent of Dakota Ethanol.  Dakota Ethanol shall further be responsible for transferring any existing risk management, hedging or other accounts established by Dakota Commodities for the benefit of Dakota Ethanol to similar accounts established by Dakota Ethanol at the sole cost and expense of Dakota Ethanol.

C.            Dakota Commodities shall be obligated to make reasonable efforts to collect accounts receivable outstanding as of the Termination Date and to remit to Dakota Ethanol payments received therefrom, less any amounts owed to Dakota Commodities.   The list of outstanding accounts receivable as of the date of this DDGS Marketing Contract Termination is attached hereto as Exhibit B, and on December 1, 2005, Dakota Commodities shall provide an updated list of accounts receivable outstanding as of the Termination Date.  If the accounts receivable are not collected after reasonable attempts to do so, Dakota Commodities shall assign such accounts receivable to Dakota Ethanol and Dakota Commodities’ obligations with respect to the collection of such accounts shall be terminated.

D.             In connection with the termination of the DDGS Marketing Contract, all leases or other rights of Dakota Ethanol to use any trucks or rail cars of Dakota Commodities shall cease on the Termination Date, and any agreements, leases, memorandums of understanding or other letter agreements between the parties with respect thereto shall automatically terminate and any prior notice provisions therein are hereby mutually waived by the parties hereto.

E.             Any and all outstanding invoices, billing statements, and other amounts due and owing to Dakota Ethanol pursuant to the DDGS Marketing Contract shall be paid in full by Dakota Commodities as of the Termination Date, except for the accounts receivable outstanding as of such date but not yet collected.

2.             Payments to Dakota Commodities.

A.            Dakota Ethanol shall pay Dakota Commodities the sum of Two Hundred Fourteen Thousand Five Hundred Thirty-Nine Dollars ($214,539.00) on or before November 30, 2005.   Dakota Commodities agrees that the amounts payable to Dakota Commodities hereunder represent fair and sufficient consideration for termination of the DDGS Marketing Contract as provided herein.

B.             Notwithstanding anything to the contrary contained herein, subsequent to the Termination Date, Dakota Commodities may receive payment on sales of DDGS made prior to the Termination Date.  Upon receipt of such funds, Dakota Commodities shall calculate the amounts payable to Dakota Ethanol consistent with the terms of the DDGS Marketing Contract and related purchase and sale agreements, and shall promptly remit the amounts payable to Dakota Ethanol in accordance with current practices existing among the parties.

C.            Dakota Ethanol agrees that it shall not enter into any financing agreements, covenants, or restrictions or other agreements or covenants that would prohibit or restrict Dakota Ethanol from paying the amounts in Section 2(A) above to Dakota Commodities by the required deadline.

D.           Dakota Ethanol shall be responsible for payment of all taxes and charges now or hereafter imposed (whether by federal, state, municipal or other public authority), by reason of the DDGS Marketing Contract or Dakota Ethanol’s performance of its obligations thereunder, including, but not limited to sales or use taxes, but excluding any income tax imposed upon the net profits of Dakota Commodities.

3.            Mutual Release and Indemnification.   Solely with respect to the DDGS Marketing Contract, the parties hereby agree as follows:

A.            Dakota Ethanol hereby releases Dakota Commodities and agrees to indemnify and hold Dakota Commodities and its offices, directors, employees and agents harmless from any and all claims, right to contribution or indemnity, suits, damages, injuries, demands, causes of action, obligations, agreements, debts and liabilities whatsoever, both at law and in equity, that Dakota Ethanol may have against Dakota Commodities, except for any claims for breach of this DDGS Marketing Contract Termination.

B.            Dakota Commodities hereby releases Dakota Ethanol and agrees to indemnify and hold Dakota Ethanol and its officers, directors, employees and agents harmless from any and all claims, right to contribution or indemnity, suits, damages, injuries, demands, causes of action, obligations, agreements, debt, and liabilities whatsoever, both at law and in equity, that Dakota Commodities may have against Dakota Ethanol, except for any claims for breach of this DDGS Marketing Contract Termination.

4.            Further Assurances.  Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, statutes, ordinances, codes, rules, and regulations to consummate and make effective the transactions contemplated by this DDGS Marketing Contract Termination in the most expeditious manner practicable, including but not limited to, the execution and delivery of all additional or ancillary documents or agreements which are reasonably necessary to consummate the transactions contemplated herein and therein.

5.            Equipment and Property.  Dakota Commodities represents that the property listed on Exhibit C, which is incorporated herein by this reference, was purchased with Dakota Commodities’ own funds, and based upon such representation, Dakota Ethanol agrees that all such property listed on Exhibit C shall remain the sole property of Dakota Commodities and shall be removed from the Plant by Dakota Commodities or its designated representative within thirty (30) days following the Termination Date.

6.            Drafting Presumption.  The parties acknowledge and agree that they have participated equally in the drafting and preparation of this DDGS Marketing Contract Termination, and that in the event of a dispute having its origins in or relating to the provisions of this DDGS Marketing Contract Termination, or any document, instrument or ancillary agreement delivered pursuant to this DDGS Marketing Contract Termination, no presumption shall arise in favor of or against either party by virtue of their having participated in the drafting of this DDGS Marketing Contract Termination.

7.            Benefit.  This DDGS Marketing Contract Termination shall bind the parties hereto and shall inure to and be binding upon their respective successors and permitted assigns.

8.            Entire Agreement: Waiver.  This DDGS Marketing Contract Termination and any exhibits or schedules attached hereto or incorporated herein and any agreements referenced herein contain the entire agreement of the parties as to the subject matter contained herein.  The terms, conditions, and provisions contain in this DDGS Marketing Contract Termination supercede any contradicting terms, conditions, and provisions contained in the DDGS Marketing Contract.

9.            Severability.  The parties agree that if any part, term, paragraph, or provision of this DDGS Marketing Contract Termination is in any manner held to be invalid, illegal, void, or in any manner unenforceable, or to be in conflict with any law of the State of South Dakota, then the validity of the remaining portions or provisions of this DDGS Marketing Contract Termination shall not be affected, and such part, term, paragraph or provision shall be construed and enforced in a manner designed to effectuate the intent expressed in this DDGS Marketing Contract Termination to the maximum extent permitted by law.

10.          Assignment.  Except as otherwise provided in this DDGS Marketing Contract Termination, this DDGS Marketing Contract Termination is made for the personal and individual benefit of the parties hereto, and no party may assign this DDGS Marketing Contract Termination, or any part thereof, or delegate any duty or obligation imposed by this DDGS Marketing Contract Termination without the express written consent of the opposite party or parties hereto.

11.          Captions.  The captions and titles utilized in this DDGS Marketing Contract Termination are for convenience of reference only, and shall not be deemed to define or limit any of the terms, conditions, or provisions of this DDGS Marketing Contract Termination.

12.          Governing Law; Forum.  This DDGS Marketing Contract Termination and all obligations created hereunder or required to be created hereby shall be governed by and construed and enforced in accordance with the laws of the State of South Dakota, and the parties hereby consent and agree that the Circuit Court situated in Lake or Minnehaha Counties, South Dakota, shall be the exclusive jurisdiction and venue of any disputes related to this DDGS Marketing Contract Termination.

13.          Notices.  All notices required to be given by this DDGS Marketing Contract Termination shall be made in writing either by (i) personal delivery to the party requiring notice and securing a written receipt; or (ii) mailing notice in the United States mail to the address of the party requiring notice which is set forth below, by certified mail, return receipt requested.  The effective date of the notice shall be the date of the written receipt or the date of the return receipt, as applicable.  The refusal of a party to accept a certified mail letter shall be treated as the delivery of the letter on the date of refusal.

If to Dakota Ethanol:

Dakota Ethanol, LLC

PO Box 100

Wentworth, SD 57075

Telephone:  (605) 483-2676

Facsimile:   (605) 483-2681

With a copy to (which shall not constitute notice):

Douglas J. Hajek

Davenport, Evans, Hurwitz & Smith, LLP

P.O. Box 1030

Sioux Falls, SD 57101-1030

Telephone:  (605) 336-2880

Facsimile:   (605) 335-3639

If to Dakota Commodities:

Broin Enterprises, Inc.

2209 East 57th Street

Sioux Falls, SD 57108

Telephone:  (605) 965-2201

Facsimile:   (605) 965-2203

With a copy to (which shall not constitute notice):

Gregg S. Greenfield

Boyce, Greenfield, Pashby & Welk, L.L.P.

P.O. Box 5015

Sioux Falls, SD 57117-5015

Telephone:  (605) 336-2424

Facsimile:   (605) 334-0618

or to such other address as the parties may specify in writing by sending notice thereof to the opposite party.

14.          Counterparts.  This DDGS Marketing Contract Termination may be executed simultaneously in two or more counterparts, each of when duly executed and delivered shall be deemed an original and all of which shall constitute one and the same instrument.  This DDGS Marketing Contract Termination may be executed and delivered by facsimile, which facsimile signature pages shall be deemed originals.

15.          Exercise of Rights and Remedies.  Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this DDGS Marketing Contract Termination shall impair any such right, power or remedy, nor shall it be construed as a waiver or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

16.          Time of the Essence.  Time is of the essence with respect to this DDGS Marketing Contract Termination.

17.          Remedies Cumulative.  No right, remedy or election given by any term of this DDGS Marketing Contract Termination shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

IN WITNESS WHEREOF, the parties hereto have executed this DDGS Marketing Contract Termination as of the date first written above for the purposes herein contained.

DAKOTA ETHANOL, LLC

By:	/s/ Brian Woldt
Its Chairman, Board of Managers

BROIN ENTERPRISES, INC. doing business as DAKOTA COMMODITIES

By:	/s/ Jim Hansen
Jim Hansen, Its COO

EXHIBIT A

OUTSTANDING CONTRACTS

October, 2005

DDGS 2850 ton @ $66.00

Modified 1150 ton @ $38.00

Syrup 200 ton @ $10.00

EXHIBIT B

ACCOUNTS RECEIVABLE

EXHIBIT C

PROPERTY TO BE RETAINED TO DAKOTA COMMODITIES

•              Ag Motion Training Manual

•              Nutrient and product brochures